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                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE



FOR IMMEDIATE RELEASE                            CONTACT: Jerry Szczepanski or
                                                          Jim Motley
                                                          972-307-5555


                    GADZOOKS ANNOUNCES MAJOR STRATEGIC CHANGE

DALLAS, January 9, 2003--Gadzooks, Inc., (Nasdaq:GADZ) a specialty retailer of clothing and accessories for teenagers, today announced plans to reinvent its well known brand by focusing exclusively on apparel and accessories for females.

Scheduled for early in the second half of 2003, the conversion to an all-female assortment will strengthen the specialty retailer's ability to effectively compete in a single niche of the market.

"For years Gadzooks has been the store for both males and females to shop for the brands they like best", said Jerry Szczepanski, chairman and chief executive officer. "With all of the competitive changes over the past few years, it is imperative that we now make our specialty store even more 'special' and dedicate all our square footage to fully serve our female customer."

Szczepanski added, "With the strengths of our president and chief merchandising officer, Paula Masters, as well as the strength and experience of our merchandising team, the change is logical and very exciting. Now is the time to take all our experience, and focus toward one specific direction with the goal of creating a store that is clearly understood by our target audience."

The Company has engaged two of the nation's premier firms in store design and branding to help plan and execute the new brand. FRCH Design Worldwide, which has worked with Disney, Starbucks, Target, and Timberland, will lead the effort to freshen the look of the Gadzooks stores. The Richards Group, the nation's largest independent branding firm, whose clients include The Home Depot, Nokia, and Dr. Marten, will spearhead branding and marketing work.

Today, January 9, 2003 at 1:30 p.m. central time, the Company's management team will host a conference call to discuss the details of the announced change. To listen to the call, please dial 913-981-5510 and reference confirmation number 416578, or go to the Company's website at www.gadzooks.com. For a replay of the call, dial 719-457-0820 and enter the confirmation code 416578, or go to the Company's website.

Dallas-based Gadzooks, Inc. is a mall-based specialty retailer of casual apparel and related accessories for young men and women. The company currently operates 437 Gadzooks stores and 4 Orchid stores, for a total of 441 stores in 41 states.

Certain statements contained in this press release (other than historical information) may be deemed forward-looking statements that involve risks and uncertainties. Reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2002 for factors that, among others, could cause the actual results of the Company to differ materially from those contained in the forward-looking statements.